As filed with the Securities and Exchange Commission on July 28, 2000
                                      Registration Statement No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                         WASHINGTON TRUST BANCORP, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Rhode Island                                             05-0404671
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                                 23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                      Registrant's Principal Executive Office)

                                 John C. Warren
                      Chairman and Chief Executive Officer
                         Washington Trust Bancorp, Inc.
                                 23 Broad Street
                          Westerly, Rhode Island 02891
                                 (401) 348-1200
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                               of Agent for Service)
                                  ------------

                                   Copies to:
                                Paul W. Lee, P.C.
                             Gregory J. Lyons, Esq.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.
                                  ------------


        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. | |

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. | |

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. | |


                         CALCULATION OF REGISTRATION FEE
========================================= ===================== ======================= ======================= ====================
                                                                   Proposed Maximum        Proposed Maximum
Title of each Class of Securities to be       Amount to be        Offering Price Per      Aggregate Offering         Amount of
               Registered                     Registered(1)            Share(2)                Price(2)           Registration Fee
----------------------------------------- --------------------- ----------------------- ----------------------- --------------------
Common Stock, par value $.0625 per share     1,010,808 Shares          $14.625               $14,783,067               $3,903
========================================= ===================== ======================= ======================= ====================

(1) This Registration Statement also relates to such additional number of shares of Washington Trust Bancorp, Inc.'s common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2) Based upon the average of the high and low sale prices reported on the Nasdaq National Market on July 26, 2000 and estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


        The information in this Prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

                   SUBJECT TO COMPLETION, dated July 28, 2000

                                  PROSPECTUS

                               1,010,808 Shares

                         WASHINGTON TRUST BANCORP, INC.

                                 Common Stock
                         (par value $.0625 per share)

                             ------------------

        The persons listed as the selling stockholders in this Prospectus are offering to sell up to 1,010,808 shares of Washington Trust Bancorp, Inc. ("Washington Trust") common stock, $0.0625 par value per share.

        The selling stockholders may offer their shares from time to time in stock exchange transactions, in privately negotiated transactions or by a combination of these methods, directly or indirectly through agents, and at prevailing market prices or privately negotiated prices. See "Plan of Distribution" section of this Prospectus.

        Washington Trust will not receive any cash proceeds from the sale of the shares of common stock offered by this Prospectus. We have agreed to bear certain expenses associated with the registration of the shares under federal and state securities laws, other than selling commissions, if any.

        Our common stock is listed on the Nasdaq National Market under the symbol "WASH." On July 26, 2000, the reported closing price for our common stock was $14.625 per share.

        Washington Trust provides commercial and retail banking products and services through The Washington Trust Company of Westerly, Rhode Island, its principal banking subsidiary.

        We are a registered bank holding company incorporated in the State of Rhode Island, with principal executive offices at 23 Broad Street, Westerly, Rhode Island; our telephone number is (401) 348-1200.
                                 ----------------
        Beginning on page 3, we have listed certain "Risk Factors" that you should consider before you invest in our common stock.
                                 ----------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is July  __, 2000.


                              TABLE OF CONTENTS

                                                                         Page

FORWARD-LOOKING STATEMENTS.................................................1

PROSPECTUS SUMMARY.........................................................2

RISK FACTORS...............................................................3

THE COMPANY................................................................5

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS............................7

THE SELLING STOCKHOLDERS...................................................7

PLAN OF DISTRIBUTION.......................................................8

USE OF PROCEEDS...........................................................10

LEGAL MATTERS.............................................................10

EXPERTS...................................................................10

WHERE YOU MAY FIND MORE INFORMATION.......................................10



        You should rely only on information contained in this Prospectus, any supplement to this Prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.


                           FORWARD-LOOKING STATEMENTS

        This Prospectus includes both historical and forward-looking statements. These forward-looking statements are not facts rather, they are intentions and expectations relating to our plans, strategies and prospects under the
"Prospectus Summary," and "Risk Factors" sections of this Prospectus. The forward-looking statements in these sections of the Prospectus can generally be identified by our use of words such as "plan," "intend," "believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, we cannot assure you that we will achieve the plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. Some of these factors are described in the section entitled "Risk Factors" section and elsewhere in this Prospectus. We make all the forward-looking statements in this Prospectus only as of the date of this Prospectus, and we undertake no obligation to publicly update the forward-looking statements to reflect subsequent events.



                               PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. It may not contain all of the information that is important to you. You should read this Prospectus carefully and in its entirety before deciding whether to invest in shares of our common stock.

        Unless the context otherwise requires, all references to "we," " us," "our," the "Registrant," "Washington Trust" or "our Company" in this Prospectus refer to Washington Trust Bancorp, Inc. The references to the "Bank" refer to The Washington Trust Company, and the references to the "Merger Sub" refer to PhxIMC Acquisition Corp. Each of the Bank and the Merger Sub is a wholly-owned subsidiary of Washington Trust. The term "common stock" used in this Prospectus refers to the common stock, par value $0.0625 per share, of Washington Trust. The term "Securities Act" used in this Prospectus refers to the Securities Act of 1933, as amended.

                            Securities To Be Offered

        This Prospectus relates to an aggregate of 1,010,808 shares of our Company's common stock that may be offered for sale by the selling stockholders. The selling stockholders acquired their shares of common stock from us when Phoenix Investment Management Company, Inc., a Rhode Island corporation ("Phoenix") and an investment advisor registered under the Investment Advisers Act of 1940, as amended (the "Advisors Act"), merged with the Merger Sub, a wholly-owned subsidiary of our Company.

        We are registering the sale of the 1,010,808 shares of common stock to fulfill our contractual obligations under the Agreement and Plan of Merger dated April 24, 2000 (the "Merger Agreement") among the Company, the Bank, the Merger Sub, Phoenix and the selling stockholders. Registration of the sale of these shares of common stock, however, does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders.

        We will not receive any cash proceeds from the sale of any shares of common stock offered by this Prospectus. We have agreed to bear certain expenses associated with the registration of the shares under federal and state securities laws, other than selling commissions, if any.

        The selling stockholders may offer their shares from time to time in stock market transactions, in privately negotiated transactions or by a combination of those methods, directly or through agents, and at prevailing market prices or privately negotiated prices. See "Plan of Distribution" section of this Prospectus. Washington Trust's common stock is listed on the Nasdaq National Market under the symbol "WASH." On July 26, 2000, the reported closing price was for the common stock was $14.625 per share.
                              -------------------

                                  The Company

        Washington Trust, a registered bank holding company incorporated in the State of Rhode Island, provides a variety of financial services, as well as personal trust services, commercial and retail banking products and services, in Rhode Island and Connecticut through the Bank, its principal banking subsidiary. As of March 31, 2000, Washington Trust had total assets of approximately $1.14 billion and shareholders' equity of approximately $78.4 million.

        On June 26, 2000, Washington Trust acquired Phoenix pursuant to the terms of the Merger Agreement. As of June 26, 2000, Phoenix had assets of approximately $560,000 and shareholders' equity of approximately $560,000.

                                  Risk Factors

        You should consider carefully all of the information set forth in this Prospectus and, in particular, the specific factors set forth under the "Risk Factors" section beginning on page 3, before deciding to invest in the securities being offered in this Prospectus.

                                   Our Office

        Our principal executive offices are located at 23 Broad Street, Westerly, Rhode Island 02891 and our telephone number is (401) 348-1200.


                                  RISK FACTORS

        In addition to the other information contained or incorporated by reference in this Prospectus, you should consider the following factors carefully in evaluating an investment in the shares of common stock offered by this Prospectus.

The Shares of Our Common Stock Are Not Savings Accounts, Deposits or Other Obligations of a Bank or Savings Association and Are Not Insured by the FDIC or Any Other Governmental Agency

Interest Rates and Other Conditions Impact Our Results of Operations

        Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity.

Our Allowance for Loan Losses May Not Be Adequate to Cover Actual Loan Losses

        As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business (as well as other areas) and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. Additions to our allowance for loan losses would decrease our net income.

Collateral Securing Loans May Not Be Sufficient to Assure Repayment

        Our loans are primarily made based on the identified cash flow or income of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is real estate, and to a lesser extent, accounts receivable, inventory and machinery. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by real estate, the liquidated value of the pledged property is subject to fluctuation dependent upon the volatility of the real estate market. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

The Financial Institution Industry Is Very Competitive

        We face substantial competition for loans and deposits as well as other sources of funding in the communities we serve and will likely face ever greater competition in the future as a result of recent federal legislative changes. We compete directly with financial institutions that are well established. Many of our competitors have significantly greater resources and lending limits than we have. As a result of those greater resources, the large financial institutions that we compete with may be able to provide a broader range of services to their customers and may be able to afford newer and more sophisticated technology. Our long-term success depends on the ability of the Bank to compete successfully with other financial institutions in their service areas.

We Are Subject to Significant Government Regulation

        The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers and the federal deposit insurance funds, not our creditors or stockholders. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition. Regulations and laws may be modified at any time, and new legislation may be enacted that adversely affects us and our subsidiaries.

Limited Trading Activity in Our Common Stock Could Cause the Price of Our Shares to Decline

        While our common stock is listed and traded on the Nasdaq National Market, there has only been limited trading activity in our common stock. The average daily trading volume of our common stock over the six-month period ended June 30, 2000 was approximately 8,955 shares. Accordingly, sales of a significant number of shares of common stock may adversely affect the market price of the common stock.

We Expect Our Stock Price to Continue to Fluctuate

        The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies have been especially volatile. Such fluctuations can result from, among other things:

        -  quarterly variations in operating results;

        -  changes in analysts' estimates;

        -  short-selling of our common stock;

        - events affecting other companies that investors deem to be comparable to us;

        -  fluctuations in interest rates;

        - factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds; or

        -  general economic trends and conditions.

        Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

Our Success Depends on the Performance of Senior Management

        Our success has been largely dependent on the skills, experience and efforts of our senior management. The loss of the services of our Chief Executive Officer or that of other members of senior management could have a material adverse effect on our business and prospects. We believe that our future success also will depend upon our ability to attract, retain and motivate qualified personnel. We cannot provide assurance that we will be successful in attracting and retaining such personnel.

                                  THE COMPANY

Washington Trust

        Washington Trust is a publicly-owned, registered bank holding company, organized in 1984 under the laws of the state of Rhode Island, whose subsidiaries are permitted to engage in banking and other financial services and businesses. Washington Trust conducts its business through its principal banking subsidiary, the Bank, a Rhode Island chartered commercial bank. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation, subject to regulatory limits.

        Washington Trust was formed in 1984 under a plan of reorganization in which outstanding common shares of the Bank were exchanged for common shares of Washington Trust. At March 31, 2000, we had total consolidated assets of approximately $1.14 billion, deposits of approximately $677.9 million and shareholders' equity capital of approximately $78.4 million.

        In the second quarter of 2000, we completed our acquisition of Phoenix. Pursuant to the Merger Agreement, the acquisition was effected by means of a merger of the Merger Sub into Phoenix, whereby Phoenix became our wholly-owned subsidiary. Phoenix was subsequently liquidated, with its assets and liabilities incorporated into the Bank. The acquisition of Phoenix was a tax-free reorganization accounted for as a pooling of interests. As of June 26, 2000, Phoenix had assets of approximately $560,000 and shareholders' equity of approximately $560,000.


The Washington Trust Company

        The Bank was originally chartered in 1800 as the Washington Bank and is the oldest banking institution headquartered in its market area. Its current corporate charter dates to 1902.

        The Bank provides a broad range of financial services, including:

Residential mortgages                   Commercial and consumer demand deposits
Commercial loans                        Savings, NOW and money market deposits
Construction loans                      Certificates of deposit
Consumer installment loans              Retirement accounts
Home equity lines of credit             Cash management services
VISA and Mastercard accounts            Safe deposit boxes
Merchant credit card services           Trust and investment management services
Automated teller machines (ATMs)        Telephone banking services

        ATMs are located throughout the Bank's market area. The Bank is a member of various ATM networks.

        Data processing for most of the Bank's deposit and loan accounts and other applications is conducted internally using owned equipment. Application software is primarily obtained through purchase or licensing agreements.

        The Bank provides fiduciary services as trustee under wills and trust agreements, as executor or administrator of estates, as a provider of agency and custodial investment services to individuals and institutions, and as a trustee for employee benefit plans. As of March 31, 2000, the market value of total trust assets was approximately $1.014 billion. As of June 26, 2000, Phoenix had assets under management of approximately $750 million.

        The Bank's primary source of income is net interest income, the difference between interest earned on interest-earning assets and interest paid on interest-bearing deposits and other borrowed funds. Sources of noninterest income include fees for management of customer investment portfolios, trusts and estates, service charges on deposit accounts, gains on sales of loans, merchant processing fees and other banking-related fees. Noninterest expenses include the provision for loan losses, salaries and employee benefits, occupancy, equipment, office supplies, merchant processing, advertising and promotion and other administrative expenses.

        The Bank offers a wide range of banking products and services, including the acceptance of demand, savings, and time deposits. As of March 31, 2000, total interest-bearing deposits and noninterest-bearing demand deposits amounted to approximately $578 million and $100 million, respectively.


        Commercial loans, including those secured by commercial real estate, and others made to a variety of individuals and businesses, including retail concerns, sole proprietorships, small businesses and larger corporations, totaled approximately 41.2% of the Bank's total loans outstanding at March 31, 2000. Residential real estate loans, primarily consisting of loans secured by one to four family residential mortgages and including homeowner construction, comprised approximately 41.9% of total loans outstanding at March 31, 2000. Consumer loans outstanding at March 31, 2000, including home equity loans and lines of credit, auto loans, installment loans and revolving lines of credit, comprised approximately 16.9% of total loans.

        The Bank's lending activities are conducted primarily in southern Rhode Island and southeastern Connecticut. The Bank provides a variety of commercial and retail lending products. The Bank generally underwrites its residential mortgages based upon secondary market standards. Loans are originated both for sale in the secondary market as well as for portfolio. Most secondary market loans are sold with servicing retained.

        Washington Trust and the Bank operate in a highly regulated industry. Accordingly, Washington Trust and the Bank are subject to the supervision, examination and reporting requirements of various federal and state regulatory authorities.

                  REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

        We are registering the shares to be sold in this offering to fulfill our obligations under the terms of the Merger Agreement. Under the Merger Agreement, we must, among other things, use our commercially reasonable efforts to cause the registration statement to become effective as soon as possible. We also must keep the registration statement continuously effective until the earlier of (a) the date on which the selling stockholders no longer hold any shares of common stock covered by this Prospectus, or (b) one (1) year after the date on which shares of our common stock were issued to the selling stockholders.

        We have agreed to bear all expenses of registering the sale of the shares of common stock received by the selling stockholders in the acquisition of Phoenix other than underwriting discounts and commissions, stock transfer taxes or fees and expenses of legal, tax and other counsel or advisors to the stockholders.

                            THE SELLING STOCKHOLDERS

        All of our common stock offered by this Prospectus was issued to the stockholders of Phoenix in exchange for all of the outstanding capital stock of Phoenix in a transaction exempt from the registration requirements of the Securities Act. The offer and sale of the common stock offered in this Prospectus is being registered pursuant to the registration rights granted to the selling stockholders in connection with our acquisition of Phoenix.


        The following table sets forth names of the selling stockholders, the number of shares of common stock beneficially owned by each selling stockholder as of July 28, 2000, and the maximum number of shares of common stock that may be offered from time to time under this Prospectus by each of them. Because each selling stockholder may sell or otherwise transfer less than all their shares of common stock pursuant to this Prospectus, we cannot estimate the number of shares of common stock that will be held by such selling shareholder after this offering.

                               Common Stock
                               Beneficially
                                Owned as of                Common Stock
Name                           July 28, 2000              Offered Hereby
----------------------        --------------            ------------------
Marie L. Langlois                 505,404                     505,404
Gerald J. Fogarty, Jr.            505,404                     505,404


        In an agreement with us, the selling stockholders have agreed that generally, they will not sell, transfer or otherwise dispose of any shares of common stock that they have received in the merger of Phoenix and the Merger Sub until we have published financial results covering at least thirty (30) days of combined post-merger operations of Washington Trust and the Bank, which include the investment management business of Phoenix.

                             PLAN OF DISTRIBUTION

Offer and Sale of Shares

        Any of the selling stockholders or their pledgees, donees, transferees or other successors in interest, may from time to time, in one or more transactions, sell all or a portion of the shares in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on the Nasdaq National Market.

        If the selling stockholders effect transactions by selling shares to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements that may be entered into by us, underwriters, brokers, dealers and agents who participate in the distribution of shares may be entitled to indemnification by Washington Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, brokers, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-effort basis.

        The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares in the following manner:

        - on the Nasdaq National Market or other exchanges on which the shares are listed at the time of sale;

        - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

        -  in underwritten offerings;

        -  in privately negotiated transactions;

        - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - a broker or dealer may purchase as principal and resell such shares for its account pursuant to this Prospectus;

        - an exchange distribution in accordance with the rules of the exchange;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

        -  through any combination of the above.

        The selling stockholders may accept and, together with any agent of the selling stockholders, reject in whole or in part any proposed purchase of the shares offered by this Prospectus. We will not receive any proceeds from the offering or sale of shares by the selling stockholders.

Prospectus Supplement Regarding Sales

        To the extent required, we will set forth in a prospectus supplement accompanying this Prospectus, or if, appropriate, in a post-effective amendment, the following information: (1) the amount of shares to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

Compliance with State Securities Laws

        We have not registered or qualified the shares offered by this Prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares only through registered or licensed brokers or dealers.

Rule 144

        The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided the selling stockholder meets the criteria and conforms to the requirements of such Rule 144.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds of the sale of the shares of common stock offered by this Prospectus, but we have agreed to pay certain fees and expenses associated with registering the shares of common stock.

                                  LEGAL MATTERS

        The legality of the common stock offered hereby will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                     EXPERTS

        The consolidated financial statements of Washington Trust Bancorp, Inc. as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999, which are incorporated by reference in this Prospectus, have been incorporated by reference in this Prospectus and the registration statement of which this Prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU MAY FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered under this Prospectus. This Prospectus is part of the registration statement. This Prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Washington Trust. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 000-25323. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the Nasdaq National Market under the symbol "WASH."

        The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this Prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this Prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this Prospectus are sold.

      - Our Annual Report on Form 10-K for the year ended December 31, 1999.

      - Our Quarterly Report on Form 10-Q for the quarters ended March 31,2000.

      - Our Current Reports on Form 8-K filed on May 5, 2000 and July 3, 2000.

      - Our definitive Proxy Statement dated March 21, 2000, filed in connection with our 2000 Annual Meeting of Stockholders.

        Any document that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but before the end of any offering of securities made under this Prospectus also will be considered to be incorporated by reference.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this Prospectus, at no cost, by writing or telephoning us at the following address: Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., 23 Broad Street, Westerly, Rhode Island 02891. Telephone requests may be directed to Ms. Eckel at (401) 348-1200.

        You should rely only on the information contained or incorporated by reference in this Prospectus or supplement thereto.


        You should rely on the information incorporated by reference or contained in this Prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer to sell the common stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                1,010,808 Shares

                         WASHINGTON TRUST BANCORP, INC.

                                 Common Stock

                                  Prospectus

                                July __, 2000


PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses payable in connection with the issuance and distribution of the securities registered hereby. All amounts except the registration fee are estimated.

Registration fee.............................................           $  3,903
Legal fees and expenses......................................             25,000
Accounting fees and expenses.................................              8,500
Miscellaneous................................................                  0
                                                                        --------
Total                                                                   $ 37,403

        All underwriting discounts and commissions, stock transfer taxes or fees and expenses of legal, tax and other counsel or advisors to the selling stockholders shall be borne by the selling stockholders. All other expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Registrant.

Item 15.  Indemnification of Directors and Officers.

               The Rhode Island Business Corporation Act (the "RIBCA") generally permits a corporation to indemnify a director or officer for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief (i) in the case of conduct in his or her official capacity that his or her conduct was in the best interests of the corporation and, (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unless limited by the corporation's charter, the RIBCA also permits indemnification if a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, determines that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she has met the standard of conduct referred to above. However, the RIBCA does not permit a corporation to indemnify persons (1) in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation, or (2) in actions in which the director is adjudged to be liable on the basis that personal benefit was improperly received by him or her, although, in both cases, it does permit indemnification, but only of expenses, if, and only to the extent, approved by a court of appropriate jurisdiction. The RIBCA permits the right to indemnification to include the right to be paid by the corporation for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition; provided, that the indemnified party deliver to the corporation a written affirmation of a good faith belief that he or she has met the applicable standards of conduct and that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under the charter or otherwise. However, under the RIBCA, except where indemnification is ordered by a court of appropriate jurisdiction upon application of any director, officer, employee or agent, no indemnification will be made unless authorized in the specific case after a determination has been made, by the board of directors, special legal counsel or the shareholders that indemnification is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct for indemnification described above.

        The RIBCA permits the charter of a corporation to provide that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of the director's duty as a director except for:

       - any breach of the director's duty of loyalty to the corporation or its shareholder;

       - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

       -  liability  imposed   for  voting  for  or  assenting  to  an  unlawful
          distribution pursuant to the provisions of RIBCA Section 7-1.1-43; or

       - any transaction from which the director derived an improper personal benefit unless such transaction is permitted under RIBCA Section 7-1.1-37.1.

        The Washington Trust charter provides that no Director of Washington Trust shall be liable to Washington Trust or to its shareholders for monetary damages for breach of the Director's duty as a director. However, this provision of the charter does not eliminate or limit the liability of a Director for any of the above listed exceptions under the RIBCA. Furthermore, the Washington Trust charter provides that if the Rhode Island General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each Director of Washington Trust shall be eliminated or limited to the extent permitted by the Rhode Island General Laws, as so amended.

        The Washington Trust bylaws provide that Washington Trust shall indemnify and hold harmless each person who is made party to or is threatened to be made a party to or is involved in any action or proceeding by reason of the fact that he or she is or was a Director, officer, employee or agent of Washington Trust to the fullest extent permitted by Rhode Island General Laws against all expenses, liability and loss the person actually incurs in connection with the proceeding. However, Washington Trust will provide this indemnification in connection with a proceeding, or part of a proceeding, initiated by the person being indemnified only if the proceeding, or part of the proceeding, was authorized by the Board of Directors. As permitted by the RIBCA, Washington Trust maintains directors' and officers' liability insurance in amounts and on terms which the Washington Trust Board of Directors deems reasonable. In the ordinary course of business, the Washington Trust Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

Item 16.  Exhibits.

        (a) The following exhibits are filed as part of this registration statement or incorporated herein by reference:

Exhibit
No.                           Description

5.1 Opinion of Goodwin, Procter & Hoar LLP, General Counsel to Washington Trust, as to the legality of the securities.*

15.1     Letter of KPMG LLP Re Unaudited Interim Financial Information.*

23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2     Consent of KPMG LLP.*

24.1 Powers of Attorney (contained on signature pages to this registration statement).

-----------
*   Filed herewith.

Item 17.       Undertakings.

        (a)    The Registrant hereby undertakes:

               (1)    To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to
                            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
               Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Washington Trust Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerly, State of Rhode Island, on this day of July 28, 2000.

                                       WASHINGTON TRUST BANCORP, INC.



                                       By:  John C. Warren
                                            ------------------------------------
                                            John C. Warren
                                            Chairman and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints John C. Warren and David
V. Devault, and each of them singly, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Capacity                             Date

John C. Warren         Chairman, Chief Executive               July 28, 2000
-------------------   Officer (principal executive
John C. Warren           officer) and Director


Alcino G. Almeida             Director                         July 28, 2000
--------------------
Alcino G. Almeida


Gary P. Bennett               Director                         July 28, 2000
--------------------
Gary P. Bennett

Steven J. Crandall            Director                         July 28, 2000
--------------------
Steven J. Crandall

Richard A. Grills             Director                         July 28, 2000
--------------------
Richard A. Grills

Larry J. Hirsch               Director                         July 28, 2000
--------------------
Larry J. Hirsch

                              Director                         July   , 2000
--------------------
Katherine W. Hoxsie


                              Director                         July   , 2000
--------------------
Mary E. Kennard


Joseph J. Kirby               Director                         July 28, 2000
--------------------
Joseph J. Kirby

Edward M. Mazze               Director                         July 28, 2000
--------------------
Edward M. Mazze

James W. McCormick            Director                         July 28, 2000
--------------------
James W. McCormick

Victor J. Orsinger II         Director                         July 28, 2000
---------------------
Victor J. Orsinger II


H. Douglas Randall, III       Director                         July 28, 2000
-----------------------
H. Douglas Randall, III


Joyce O. Resnikoff            Director                         July 28, 2000
---------------------
Joyce O. Resnikoff


James P. Sullivan             Director                         July 28, 2000
---------------------
James P. Sullivan

Neil H. Thorp                 Director                         July 28, 2000
---------------------
Neil H. Thorp

David V. Devault              Executive Vice President,        July 28, 2000
---------------------         Treasurer and Chief Financial
David V. Devault              Officer (principal financial and
                              principal accounting officer)




                                  EXHIBIT INDEX

Exhibit
No.                                Description

5.1 Opinion of Goodwin, Procter & Hoar LLP, General Counsel to Washington Trust, as to the legality of the securities.*

15.1     Letter of KPMG LLP Re Unaudited Interim Financial Information.*

23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2     Consent of KPMG LLP.*

24.1 Powers of Attorney (contained on signature pages to this registration statement).

-----------
*   Filed herewith.